PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/ Marybeth Csaby
CEO	KCSA Worldwide
+1-775-356-9029	+212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

Yoram Bronicki Appointed President of

Ormat Technologies

RENO, Nevada, September 20, 2007 - Ormat Technologies, Inc. (NYSE: ORA), today announced that its Board of Directors has appointed Yoram Bronicki, currently the Company’s Chief Operating Officer, to the position of President, effective immediately. Mr. Bronicki will continue to serve as the Company’s Chief Operating Officer in addition to his duties as President. Dita Bronicki, who is stepping down from the position of President, will continue to serve as the Company’s Chief Executive Officer.

Commenting on the promotion, Mr. L.Y. Bronicki, Chairman, stated, “Yoram has done an excellent job as our Chief Operating Officer over the past three years, during which time we have seen substantial growth in the capacity of the power plants which we own and operate. We look forward to Yoram expanding his role at Ormat as our President and feel confident that his expertise and knowledge of our operational activities will serve as a key asset in preparing the Company for its next level of growth. We are equally pleased that Dita will continue to lead the Company in her role as CEO”.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal and recovered energy power plants using Organic Rankine Cycle (ORC) technology. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat is a pioneer and a leader in the manufacture of ORC power equipment its products and systems are covered by approximately 70 patents. Ormat currently operates the following geothermal power plants: in the United States - Brady, Heber, Mammoth, Ormesa, Puna and Steamboat; in the Philippines - Leyte; in Guatemala - Zunil; in Kenya - Olkaria; and in Nicaragua - Momotombo. In the U.S., Ormat owns and operates four OREG1 Recovered Energy Generation plants.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2007.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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